Company Contact:	Public Relations Contact:	Investor Relations Contact:
Michele Hart-Henry	Michelle Sawatka-Fernandez	Howard Gostfrand
I-trax, Inc.	Edelman	American Capital Ventures
(610) 459-2405 x109	(212) 704-4544	(305) 918-7000
meharthenry@i-trax.com	michelle.fernandez@edelman.com	ms@amcapventures.com

FOR IMMEDIATE RELEASE

I-TRAX ANNOUNCES SECOND QUARTER RESULTS
Revenue Increases 15%; 225 Operational Sites; Wins Largest Multi-Site Deal Yet

CHADDS FORD, PA, August 8, 2007 -- I-trax, Inc. (Amex: DMX), the leading provider of integrated health and productivity management, today reported financial results for the second quarter ended June 30, 2007.

Highlights

For the second quarter ended June 30, 2007, I-trax reported record net revenue of $34.5 million and net income of $0.7 million compared to $30.0 million and $0.2 million, respectively, for the year-ago quarter.  Net income applicable to common stockholders was $0.5 million, or $0.01 per diluted share, compared to $(42,000), or $0.00 per diluted share, for the year-ago quarter.  As of June 30, 2007, I-trax was providing services at 225 sites, a net increase of five sites during the quarter.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the quarter ended June 30, 2007 were $2.1 million compared to $1.3 million in the prior year period.

Commenting on these results, Frank A. Martin, chairman, said, “Our revenue growth accelerated to 15% during the second quarter, in line with our expectations at the beginning of the year.  This is our fourth consecutive quarter of increasing revenue growth rate.  Our net revenue of $34.5 million represents a new record.  Our sales opportunity pipeline continued to grow as well, and we are extremely positive about our future prospects.  At the end of the second quarter the number and dollar amount of submitted proposals again increased by more than 25% over the prior quarter.  Since the end of the quarter, we have been awarded our largest multi-site deal thus far, involving 15 health centers for a major chemical company.  We expect to open one of these sites per month commencing in the fourth quarter.

“Our second quarter gross profit grew by 14% compared to the second quarter of the prior year.  Our gross margin for the second quarter was 24.0%.  We renewed our credit facility, increasing it from $15 million to $20 million while improving the terms applicable under the facility.

“Our risk management activities contributed $1.4 million to second quarter earnings by allowing us to obtain new excess limits coverage for professional liability at favorable rates and at the same time commute an insurance policy with a prior insurer and receive a substantial refund of previously paid premiums.  The success of our risk management efforts stems from the execution of clinical excellence, one of our core priorities.  We are proud of the job our clinicians do every day.

“Consistent with our strategy of investing in the business of the future, during the second quarter we spent about $1.0 million of general and administrative expenses for research and development and sales and marketing.

“We continue to achieve higher visibility in the marketplace and are being acknowledged as a leader in the workplace health industry.  Our research has produced several peer-reviewed articles that serve to prove our value proposition in tangible ways.  We are also rolling out new clinical support technology platforms to our pharmacies and health centers that will give us scalability, greater operating efficiency and sustained clinical excellence.

“Accelerating revenue growth, a growing pipeline of new business opportunities and an outstanding record for patient safety and clinical excellence are all tangible evidence that the investment and initiatives we have pursued for the last 18 to 24 months are bearing fruit.  We are confident that we are on the right track and that our strategy will result in strong future earnings and equity appreciation for our stockholders.”

Net Revenue

Net revenue for the quarter was $34.5 million, an increase of $4.5 million over the year-ago quarter.  This increase represents a top line growth over the year-ago quarter of 15%.  Pass-through pharmaceutical purchases for the second quarter were $37.7 million.  Net revenue growth was primarily attributable to the addition of 21 net new facilities subsequent to the second quarter of 2006.  Same site revenue also increased slightly during the quarter ended June 30, 2007 as compared to last year’s second quarter.

Expenses

For the 2007 quarter, operating expenses were $26.3 million, or 76% of net revenue, compared to $22.8 million, or 75.8% of net revenue, for the second quarter of 2006.  Accordingly, gross margin decreased to 24% for the second quarter of 2007 compared to 24.2% for 2006.

General and administrative expenses were $7.6 million, or 22% of net revenue, for the second quarter of 2007, compared to $5.9 million, or 19.7% of net revenue, for the prior year quarter.  Expenses for research and development and sales and marketing for the second quarter of 2007 increased by $0.5 million compared to the second quarter of 2006.  Non-cash stock compensation expense was approximately $350,000 for the second quarter of 2007 compared with $271,000 for the year-ago quarter.  General and administrative expenses excluding non-cash stock compensation, research and development, and sales and marketing were 18% of net revenue compared to 17.1% of net revenue in the same period last year.

Operating loss for the second quarter of 2007 was $0.4 million, including the effect of non-cash stock compensation expense.

Net Income and EBITDA

Net income for the second quarter of 2007 was $0.7 million.  For the second quarter of 2007 EBITDA was $2.1 million (including the effect of non-cash stock compensation charges of $350,000).  Net income and EBITDA amounts including non-cash stock compensation for the second quarter of 2007 and 2006 are as follows ($ in thousands):

	June 30, 2007	June 30, 2006
Net income	$682	$241

Interest	163	115
Taxes	197	90
Depreciation and amortization	1,039	885
EBITDA	$2,081	$1,331

Cash Flow and Balance Sheet

Cash and cash equivalents increased during the first half of 2007 by $0.6 million.  Cash used in operations and for investment activities was $4.1 million and $1.1 million, respectively, for the first half of 2007.  Financing activities provided cash of $5.8 million, of which $5.3 million constituted draws on the Company’s credit facility.  Investments were mainly for software and enhancements of systems to improve operational efficiency.

On June 30, 2007, I-trax had cash of $7.1 million and debt of $14.5 million, compared with $6.6 million and $9.1 million, respectively, at December 31, 2006.  The Company’s current ratio continued to improve in the three months ended June 30, 2007 as set forth below:

Description	June 30, 2007	December 31, 2006

Current ratio as calculated from the face of the balance sheet	1.61	1.12

Current ratio after adjusting for the accrued preferred stock dividends, which are payable in common stock	1.74	1.27

Current ratio after adjusting for the accrued preferred stock dividends, which are payable in common stock, and cash held in our insurance company subsidiary	1.45	0.96

Conference Call

I-trax will host a conference call at 4:30 p.m. EDT today.  During the call, Frank A. Martin, chairman, R. Dixon Thayer, chief executive officer, Dr. Raymond J. Fabius, president and chief medical officer, and David R. Bock, chief financial officer, will discuss the Company’s financial and operating results.  The telephone number for the conference call is (888) 880-7167.  Investors may also listen to the conference call on the I-trax website, www.i-trax.com, by selecting the conference link on the Investor Information page.

Investors may access an encore recording of the conference call for one week by calling (888) 880-7231; the pin number is 9914# / 20070419162475#.  The encore recording will be available approximately two hours after the conference call concludes.  Investors may also access a recording of this call on the I-trax website, www.i-trax.com, where a replay of the webcast will be available for 90 days after the call.

Non-GAAP Financial Measures

The Company makes use of EBITDA which is not a recognized term under generally accepted accounting principles, or “GAAP,” and should not be considered as an alternative to net income or net cash used in operating activities, which are GAAP measures.  The Company believes EBITDA is a useful performance indicator for measuring the growth of the Company’s core operations.  The Company reconciles EBITDA to net income below.

About I-trax

I-trax is a leading provider of integrated workplace health and productivity management solutions. Serving over 100 clients at 225 locations nationwide, I-trax offers on-site health centers through its CHD Meridian Healthcare, LLC subsidiary, which delivers primary care, acute care corporate health, occupational health and pharmacy care management services, as well as integrated disease management, wellness and disability management programs. I-trax provides a comprehensive solution utilizing telephonic and e-health tools to enhance the trusted relationship established by our clinicians at the worksite. CHD Meridian is focused on making the workplace safe, helping companies achieve employer of choice status, and reducing costs while improving the quality of care received and the productivity of the workforce. Managing employer-sponsored health centers for over 40 years, some of CHD Meridian Healthcare’s clients include:  BMW, Blue Ridge Paper, Coors Brewing Company, Coushatta Casino Resort, Deutsche Bank, Eastman Chemical, Fieldale Farms, Horizon Blue Cross Blue Shield of New Jersey, Lowes, Toyota and UnumProvident.  For more information, visit www.chdmeridian.com.

Safe Harbor Statement:  This press release contains forward-looking statements that are based on current expectations and assumptions, which involve a number of risks and uncertainties.  Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially, from those expressed in such statements.  The important factors include, but are not limited to: demand for the Company’s products and services and the Company’s ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; and the Company’s ability to renew and maintain contracts with existing customers under existing terms.  I-trax undertakes no obligation to update or revise any forward-looking statement.  These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

Attached: Balance sheet, statement of operations and reconciliation of a non-GAAP financial measure.

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Net revenue	$34,537	$30,042	$68,087	$60,567

Costs and expenses:
Operating expenses	26,264	22,785	51,663	46,228
General and administrative expenses	7,611	5,926	14,675	11,918
Depreciation and amortization	1,039	828	1,849	1,687
Total costs and expenses	34,914	29,539	68,187	59,833

Operating profit (loss)	(377)	503	(100)	734

Interest	163	115	308	229
Amortization of financing costs	-	57	58	113
Other	(1,419)	-	(1,419)	-
Income (loss) before provision for income taxes	879	331	953	392

Provision for income taxes	197	90	279	180

Net income	682	241	674	212

Less preferred stock dividend	(137)	(283)	(346)	(620)

Net income (loss) applicable to common stockholders	$545	$(42)	$328	$(408)

Net income (loss) per common share:
Basic	$0.01	$(0.00)	$0.01	$(0.01)
Diluted	$0.01	$(0.00)	$0.01	$(0.01)

Weighted average shares
Basic	40,447,566	36,356,928	39,425,271	35,576,926
Diluted	42,793,190	36,356,928	41,758,031	35,576,926

Reconciliation of net loss to EBITDA

Net income	$682	$241	$674	$212
Add: Depreciation and amortization	1,039	885	1,907	1,800
Add: Provision for income taxes	197	90	279	180
Add: Interest	163	115	308	229
EBITDA	$2,081	$1,331	$3,168	$2,421

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	June 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$7,134	$6,558
Accounts receivable, net	26,420	21,704
Other current assets	1,096	1,526
Total current assets	34,650	29,788

Property, plant and equipment, net	3,512	3,377
Intangible assets, net	69,262	70,181
Other assets	41	41

Total assets	$107,465	$103,387

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$8,400	$10,376
Other accruals and liabilities	13,107	16,189
Total current liabilities	21,507	26,565

Other long term liabilities	17,302	11,131
Total liabilities	38,809	37,696

Stockholders' equity
Preferred stock $0.001 par value, 2,000,000 shares authorized, 241,285 and 559,101 issued and outstanding, respectively	0	1
Common stock, $0.001 par value, 100,000,000 shares authorized, 40,929,729 and 36,613,707 shares issued and outstanding, respectively	40	35
Paid in capital	139,673	136,623
Accumulated deficit	(71,057)	(70,968)
Total stockholders' equity	68,656	65,691

Total liabilities and stockholders' equity	$107,465	$103,387